Exhibit 99.1

News Release

Media Contact:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185
Merck Announces 2006 Financial Results that Demonstrate Solid Revenue Growth
•	Vaccines, SINGULAIR, ZETIA and VYTORIN Drove Full-Year Results; Launches of GARDASIL and JANUVIA Provide Platform for 2007

•	Company Announces Full-Year 2006 Earnings Per Share (EPS) of $2.52 and Fourth-Quarter EPS of 50 Cents, Excluding Impact of Sirna Therapeutics Acquisition and Restructuring Charges; Full-Year Reported EPS of $2.03 and Reported Fourth-Quarter EPS of 22 Cents

•	Merck Reaffirms Full-Year 2007 EPS Range of $2.51 to $2.59, Excluding Restructuring Charges; Reported 2007 EPS Range of $2.36 to $2.49 Reaffirmed

•	Company Remains on Track to Deliver Double-Digit Compound Annual EPS Growth from 2005 to 2010, Excluding One-Time Items and Restructuring Charges
WHITEHOUSE STATION, N.J., Jan. 30, 2007 — Merck & Co., Inc. today announced full-year and fourth-quarter 2006 results that reflected solid sales growth and strong results from the Merck/Schering-Plough partnership. Total sales were $22.6 billion for the full year of 2006, an increase of 3% from the full year of 2005. Net income for 2006 was $4,433.8 million, compared to $4,631.3 million last year. A reconciliation of earnings per share (EPS) as reported in accordance with generally accepted accounting principles (GAAP) to EPS, adjusted for certain significant items is provided in the table below.

	Quarter Ended Dec. 31		Year Ended Dec. 31
	2006	2005	2006	2005
EPS, as reported	$0.22	$0.51	$2.03	$2.10
Costs related to the global restructuring program	0.07	0.12	0.28	0.12
Acquired research charge for Sirna Therapeutics	0.21	—	0.21	—
Charges related to repatriation of foreign earnings under American Jobs Creation Act (AJCA)	—	0.01	—	0.31

EPS, adjusted for significant items listed above[1]	$0.50	$0.64	$2.52	$2.53

     “The impressive sales performance of our newer and in-line products coupled with the rapid uptake of new, first-in-class vaccines and medicines like GARDASIL and JANUVIA, speaks to the strength of our underlying business and product portfolio,” said Richard T. Clark, chief
- more -

[1]	Merck is providing information on earnings per share, adjusted for certain significant items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

executive officer and president. “These results clearly set the stage for our performance in 2007 as well as continued progress toward our long-term financial targets.”
     Worldwide sales were $6.0 billion for the quarter, an increase of 5% from the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $473.9 million, compared to $1,119.7 million in the fourth quarter of 2005. Results for the fourth quarter of 2006 included $75 million added to the VIOXX legal defense reserve and a $48 million charge to establish a legal defense reserve for litigation that alleges FOSAMAX causes osteonecrosis of the jaw. For the fourth quarter of 2005, results included the addition of $295 million to the VIOXX legal defense reserve as well as the restructuring charges and the AJCA charge noted in the chart above.
     “During the fourth quarter, we made investments to support the future success of our strategic research and marketing initiatives,” Mr. Clark continued. “The $1.1 billion acquisition of Sirna is a notable example of this type of investment as RNA interference has the potential to transform the drug discovery and development process.”
     Materials and production costs were $1.7 billion for the quarter and $6.0 billion for the year. The quarter and the year include $164.3 million and $736.4 million, respectively, for costs associated with the global restructuring program, primarily related to accelerated depreciation and asset impairment costs. The gross margin for the fourth quarter was 72.4%, which reflects a 2.7 percentage point unfavorable impact relating to the restructuring costs as noted above. For the full year of 2006, the gross margin was 73.5%, which reflects a 3.3 percentage point unfavorable impact relating to restructuring costs.
     Marketing and administrative expenses increased 10% in the fourth quarter of 2006 and 14% for the full year. Included in marketing and administrative expenses for the full year are an additional $598 million reserve added in the third quarter and a $75 million reserve added in the fourth quarter each solely for future legal defense costs for VIOXX litigation. Also included is the $48 million charge for the FOSAMAX litigation in which 104 cases had been filed against Merck as of Dec. 31. Excluding these costs in 2006, as well as the addition of $295 million for the VIOXX legal defense reserve in 2005, marketing and administrative expenses increased 21% for the fourth quarter and 9% for the year. The results largely reflect the increase in the level of activity to support the launches of three new vaccines and JANUVIA in the United States.
     Research and development expenses were $1.7 billion for the quarter and $4.8 billion for the year, an increase from the comparable period in 2005 of 55% and 24%, respectively. The fourth-quarter and full-year amounts include a $466 million acquired research charge for Sirna. In addition, costs relating to the global restructuring program of $57 million
- more -

were included for the full year of 2006 and $19 million for the full year of 2005. Excluding the Sirna and restructuring charges, research and development expenses grew 15% for the quarter and 11% for the year.
     Restructuring costs were $55.8 million and $142.3 million for the fourth quarter and the full year of 2006, respectively, primarily representing separation costs associated with the Company’s global restructuring program. In the fourth quarter of 2006, the Company eliminated approximately 900 positions, bringing the total to approximately 4,800 since the inception of the program. Merck remains on track to eliminate 7,000 positions by the end of 2008. Total costs associated with the Company’s global restructuring program were $221.5 million for the fourth quarter and $935.5 million for the year, primarily related to separations and accelerated depreciation and asset impairment costs.
Full-Year 2007 and Long-Term EPS Guidance
     Merck reaffirms full-year 2007 EPS of $2.51 to $2.59, excluding restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.36 to $2.49. Please see pages 9 - 10 of this news release for details of Merck’s full-year 2007 financial guidance.
     The Company remains on track to deliver double-digit compound annual EPS growth, excluding one-time items and restructuring charges, by 2010 from the 2005 base.
Product Performance Highlights
     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were strong, reaching $960 million for the fourth quarter, representing growth of 17% over fourth quarter 2005. Sales for the year were $3.6 billion, a 20% increase over the full year of 2005. SINGULAIR continues to be the number one prescribed product in the United States respiratory market.
     Combined global sales of ZETIA and VYTORIN, as reported by the Merck/Schering-Plough partnership, reached $1.1 billion for the fourth quarter, representing growth of 46% over fourth quarter 2005. Sales for the year were $3.9 billion, a 60% increase over full year 2005.
     Global sales of ZETIA, the cholesterol-absorption inhibitor also marketed as EZETROL outside the United States, reached $536 million in the fourth quarter, an increase of 37% compared with the fourth quarter of 2005. Sales for the year were $1.93 billion, an increase of 38% over full year 2005.
- more -

     Global sales of VYTORIN, marketed outside the United States as INEGY, reached $553 million in the fourth quarter, an increase of 56% compared to the fourth quarter of 2005. Sales for the year were $1.96 billion, an increase of 90% over full year 2005.
     The Company records the results from its interest in the Merck/Schering-Plough partnership in equity income from affiliates.
     Global sales of Merck’s antihypertensive medicines, COZAAR and HYZAAR*, were $865 million for the fourth quarter, representing an increase of 11% compared to fourth quarter 2005. Sales for the year were $3.2 billion, a 4% increase compared to the full year of 2005. COZAAR /HYZAAR remained the number two branded AIIA in the United States and Europe in 2006.
     In December, the Company’s Japanese subsidiary launched PREMINENT, known as HYZAAR in most worldwide markets, the first-ever fixed-dose-combination of an angiotensin receptor blocker and hydrochlorothiazide for the treatment of hypertension.
     Global sales for FOSAMAX and FOSAMAX PLUS D (marketed as FOSAVANCE throughout the European Union) were $789 million for the fourth quarter, comparable to the fourth quarter of 2005. Global sales for the year were $3.1 billion, a 2% decrease compared to the full year of 2005. Sales outside the United States were affected by the availability of generic alendronate sodium products in several key markets. FOSAMAX and FOSAMAX PLUS D together remain the most prescribed medicine worldwide for the treatment of osteoporosis.
     ZOCOR, Merck’s statin for modifying cholesterol, achieved worldwide sales of $379 million in the fourth quarter, representing a decrease of 65% over the fourth quarter of 2005. Sales for the year were $2.8 billion, a 36% decrease compared to the full year of 2005. Merck’s U.S. marketing exclusivity for ZOCOR expired on June 23, 2006.
     Total sales of Merck’s other promoted medicines and vaccines were $2.0 billion for the fourth quarter, representing growth of 25% over the fourth quarter of 2005. Global sales for 2006 were $6.8 billion, a 14% increase over the full year of 2005. These products treat or prevent a broad range of medical conditions, including glaucoma, migraine, pain, diabetes, infectious disease, cervical cancer, rotavirus disease and shingles.
     Total vaccine sales, as recorded by Merck, were $683 million for the quarter, representing growth of over 100% compared to the fourth quarter of 2005. Sales for the year were $1.9 billion, representing growth of 69% over full year 2005. Both the quarterly and annual results benefited from the launch of three new vaccines—ROTATEQ, ZOSTAVAX and GARDASIL—and the strong performance of PROQUAD and VARIVAX. Vaccines sold in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.
- more -
* COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.

     Total sales recorded by Merck for GARDASIL, the Company’s cervical cancer vaccine, were $155 million for the fourth quarter and $235 million for the year. GARDASIL has been approved in 52 countries, all under accelerated reviews, with regulatory applications pending in more than 50 countries. GARDASIL is the only vaccine approved to prevent cervical cancer and vulvar and vaginal pre-cancers caused by human papillomavirus (HPV) types 16 and 18 and to prevent low-grade and pre-cancerous lesions and genital warts caused by HPV types 6, 11, 16 and 18.
     On Nov. 1, GARDASIL was added to the U.S. Centers for Disease Control and Prevention (CDC’s) Vaccines for Children (VFC) Program for eligible girls and women ages 9 to 18. Typically, about half of all childhood vaccines purchased in the United States are through this program. Since the addition, 50 out of the 55 VFC projects have ordered GARDASIL.
     ROTATEQ, the Company’s oral pentavalent vaccine to help protect children against rotavirus gastroenteritis, achieved sales recorded by Merck of $69 million for the quarter and $163 million for the year. ROTATEQ has been approved in 34 countries and applications for licensure have been filed in more than 100 other countries.
     ZOSTAVAX, Merck’s vaccine and the only medical option for the prevention of shingles (herpes zoster) posted sales of $27 million for the fourth quarter. In late October, the CDC’s Advisory Committee on Immunization Practices (ACIP) unanimously voted to recommend that adults 60 years of age and older be vaccinated with ZOSTAVAX to help prevent shingles. Following the ACIP recommendation, managed care plans representing 80% of covered lives are now reimbursing ZOSTAVAX.
     Also included in other promoted medicines were the initial worldwide sales for JANUVIA, which reached $42 million for the fourth quarter. The medicine is now available in 11 countries including the United States, Mexico and Brazil as the only marketed DPP-4 inhibitor, representing a new class of medicines for use in the treatment of type 2 diabetes when diet and exercise are not enough.
     On Jan. 25, JANUVIA received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Evaluation Agency (EMEA) in Europe. The CHMP opinion recommends that JANUVIA be approved for the treatment of type 2 diabetes. Including the European Union, Merck anticipates approval for JANUVIA in at least another 55 countries in 2007.
     JANUMET, Merck’s investigational oral medicine combining sitagliptin phosphate with metformin for type 2 diabetes, is under standard review by the FDA. Merck anticipates action on this New Drug Application (NDA) by the end of March. The Company is also moving forward with regulatory filings in countries outside the United States.
- more -

     Global sales for ARCOXIA reached $74 million during the fourth quarter and $265 million for the full year. ARCOXIA is currently available in 62 countries in Europe, Latin America, the Asia-Pacific region and Middle East/Northern Africa. Merck has responded to the approvable letters issued by the FDA on the NDA for ARCOXIA, and anticipates an FDA action by the end of April. The Company anticipates that an FDA Advisory Committee will be held before that regulatory action date.
     Merck earns ongoing revenue based on sales of products that are associated with its alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $568 million in the fourth quarter and $1.8 billion for the year.
     Adding to Merck’s substantial internal research capabilities, Merck continues its strategy of acquisitions and establishing strong external alliances including research collaborations, licensing pre-clinical and clinical compounds and technology transfers to drive both near- and long-term growth. During 2006, Merck signed 53 such agreements, of which 29 were in the fourth quarter. Merck’s acquisitions of GlycoFi, Abmaxis and Sirna are notable examples completed in 2006.
VIOXX Update
     This update supplements information previously provided by the Company. Merck generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC). Information regarding scheduled product liability trials in 2007 can be found at www.merck.com/newsroom/vioxx.
     As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a separate proceeding in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas; and in the counties of Philadelphia, Pennsylvania and Clark County, Nevada. As of Dec. 31, the Company had been served or was aware that it had been named as a defendant in approximately 27,400 lawsuits, which include approximately 46,100 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 264 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 8,300 lawsuits representing approximately 23,700 plaintiff groups are or are slated to be in the federal MDL and approximately 16,800 lawsuits
- more -

representing approximately 16,800 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of Dec. 31, approximately 14,180 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.
     In addition to the VIOXX Product Liability Lawsuits discussed above, the claims of over 4,025 plaintiffs have been dismissed as of Dec. 31. Of these, there have been over 1,225 plaintiffs whose claims were dismissed with prejudice (i.e. they cannot be brought again) either by plaintiffs themselves or by the courts. Over 2,800 additional plaintiffs have had their claims dismissed without prejudice (i.e. they can be brought again).
     The Company accrues legal defense costs expected to be incurred in connection with a loss contingency when such costs are probable and reasonably estimable. In 2006, the Company spent $500 million in the aggregate, including $175 million in the fourth quarter, in legal defense costs worldwide related to (i) the VIOXX Product Liability Lawsuits, (ii) the VIOXX Shareholder Lawsuits, (iii) the VIOXX Foreign Lawsuits, and (iv) the VIOXX Investigations (collectively, the “VIOXX Litigation”). In the fourth quarter, the Company determined, after reviewing the actual costs incurred and estimates of future costs, that it was appropriate to record a charge of $75 million to increase the reserve solely for its future legal defense costs related to the VIOXX Litigation to $858 million at Dec. 31, 2006. In adjusting the reserve, the Company considered the same factors that it considered when it previously established reserves for the VIOXX Litigation, including: the actual costs incurred by the Company; the development of the Company’s legal strategy in light of the scope of the VIOXX Litigation; the number of cases being brought against the Company; the costs and outcomes of completed trials and the most current information regarding anticipated timing, progression and related costs of pre-trial activities and trials in the VIOXX Product Liability Lawsuits. Events such as scheduled trials, that are expected to occur throughout 2007 and into 2008, and the inherent inability to predict the ultimate outcomes of such trials, limit the Company’s ability to reasonably estimate its legal costs beyond the end of 2008. Accordingly, the reserve at Dec. 31, 2006 represents the Company’s best estimate of legal costs that will be incurred through 2008. While the Company does not anticipate that it will need to increase the reserve every quarter, it will continue to monitor its legal defense costs and review the adequacy of the associated reserves and may determine to increase its reserves for legal defense costs at any time in the future if, based upon the factors set forth, it believes it would be appropriate to do so.
     The Company has not established any reserves for any potential liability relating to the VIOXX Litigation. Unfavorable outcomes in the VIOXX Lawsuits or resulting from the VIOXX
- more -

Investigations could have a material adverse effect on the Company’s financial position, liquidity and results of operations.
Earnings Conference Call
     Investors are invited to a live audio webcast of Merck’s fourth-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck’s Web site www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927. Journalists are invited to listen by calling (706) 758-9928. A replay of the webcast will be available starting at 11 a.m. ET today through 5 p.m. ET on Feb. 6. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 5552115.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
# # #

Merck Financial Guidance for 2007
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2007 are as follows:

WORLDWIDE
PRODUCT	2007 SALES
SINGULAIR (Respiratory)	$3.7 to $4.0 billion
COZAAR/HYZAAR (Hypertension)	$3.1 to $3.4 billion
Vaccines (as recorded by Merck & Co., Inc.)	$2.8 to $3.2 billion
FOSAMAX (Osteoporosis)	$2.6 to $2.9 billion
ZOCOR (Cholesterol modifying)	$0.6 to $0.9 billion
Other reported products*	$5.2 to $5.6 billion
* Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, JANUVIA, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC and ZOLINZA.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2007, Merck anticipates these revenues to be approximately $1.6 to $1.8 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and SP-MSD, combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.6 to $2.9 billion for 2007.

•	Product gross margin (PGM) percentage is estimated to be approximately 74 to 76% for the full year 2007. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2007.

•	Marketing and administrative expense is anticipated to increase between 0 and 2 percentage points over the full-year 2006 level. The marketing and administrative expense guidance excludes the charges taken in 2006 related solely to future legal defense costs of VIOXX and FOSAMAX litigation.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a low-to-mid single-digit percentage growth rate over the full-year 2006 level. The full-year 2006 level includes the second quarter 2006 acquired research expense relating to GlycoFi, but excludes the fourth quarter 2006 acquired research expense relating to the Sirna Therapeutics acquisition. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense.

•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2007. The aggregate 2007 pretax expense related to these activities is estimated to be $300 million to $500 million.

•	The consolidated 2007 tax rate is estimated to be approximately 24 to 26%. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.
- more -

•	Merck plans to continue its stock buyback program in 2007. As of Dec. 31, 2006, $6.5 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2007 EPS of $2.51 to $2.59, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.36 to $2.49. This 2007 guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
# # #

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended December 31, 2006, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended December 31 (Unaudited)
			%
	2006	2005	Change
Sales	$6,044.2	$5,765.9	5%

Costs, Expenses and Other
Materials and production (1)	1,669.1	1,478.8	13
Marketing and administrative (2)	2,345.8	2,139.1	10
Research and development (3)	1,722.9	1,112.0	55
Restructuring costs (4)	55.8	228.9	(76)
Equity income from affiliates	(584.2)	(586.6)	—
Other (income) expense, net	(77.1)	(126.3)	(39)

Income Before Taxes	911.9	1,520.0	(40)

Taxes on Income (5)	438.0	400.3

Net Income	$473.9	$1,119.7	(58)

Average Shares Outstanding Assuming Dilution	2,184.6	2,188.7

Earnings per Common Share Assuming Dilution	$0.22	$0.51	(57)

(1)	Includes restructuring costs of $164.3 million in 2006 and $177.1 million in 2005 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005, as well as stock option expense of $4.1 million in 2006.

(2)	Includes the impact of reserving an additional $75 million and $295 million in the fourth quarter of 2006 and 2005, respectively, solely for future VIOXX legal defense costs. In addition, fourth quarter 2006 includes the impact of reserving $48 million for FOSAMAX legal defense costs and stock option expense of $30.5 million.

(3)	Includes acquired research expense of $466.2 million resulting from the acquisition of Sirna Therapeutics, Inc. and stock option expense of $8.9 million in 2006. Includes restructuring costs of $1.4 million in 2006 and $18.7 million in 2005 primarily related to accelerated depreciation costs associated with the global restructuring program announced in November 2005. Also included in 2005 is accelerated depreciation of $50.9 million associated with the closure of the basic research facility in Terlings Park, United Kingdom.

(4)	Restructuring costs in 2006 primarily represent separation costs associated with Merck’s global restructuring program announced in November 2005. Restructuring costs in 2005 include $205.4 million related to the global restructuring program and $23.5 million associated with other restructuring programs.

(5)	The effective tax rate was 48.0% and 26.3% for the fourth quarter of 2006 and 2005, respectively. Included in the effective tax rate was an unfavorable impact related to the acquired research expense for the Sirna Therapeutics acquisition of 16.2 percentage points. A tax charge of $27 million related to additional repatriation of foreign earnings under the American Jobs Creation Act (AJCA) was recorded in the fourth quarter of 2005.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the year ended December 31, 2006, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Year Ended December 31 (Unaudited)
			%
	2006	2005	Change
Sales	$22,636.0	$22,011.9	3%

Costs, Expenses and Other
Materials and production (1)	6,001.1	5,149.6	17
Marketing and administrative (2)	8,165.4	7,155.5	14
Research and development (3)	4,782.9	3,848.0	24
Restructuring costs (4)	142.3	322.2	(56)
Equity income from affiliates (5)	(2,294.4)	(1,717.1)	34
Other (income) expense, net	(382.7)	(110.2)	*

Income Before Taxes	6,221.4	7,363.9	(16)

Taxes on Income (6)	1,787.6	2,732.6

Net Income	$4,433.8	$4,631.3	(4)

Average Shares Outstanding Assuming Dilution	2,187.7	2,200.4

Earnings per Common Share Assuming Dilution	$2.03	$2.10	(3)
* > 100%

(1)	Includes restructuring costs of $736.4 million in 2006 and $177.1 million in 2005 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005, as well as stock option expense of $23.8 million in 2006.

(2)	Includes the impact of reserving $673 million and $295 million in 2006 and 2005, respectively, solely for future VIOXX legal defense costs. Also included in 2006 is the impact of reserving $48 million for FOSAMAX legal defense costs and stock option expense of $143.7 million.

(3)	Included in 2006 is acquired research expense of $762.5 million resulting from the acquisitions of Sirna Therapeutics, Inc. and GlycoFi, Inc. and stock option expense of $55.5 million. Included in 2006 and 2005 are restructuring costs primarily related to accelerated depreciation of $56.8 million and $18.7 million, respectively, associated with Merck’s global restructuring program announced in November 2005. Also included in 2005 is accelerated depreciation of $103.1 million associated with the closure of the basic research facility in Terlings Park, United Kingdom.

(4)	Restructuring costs in 2006 primarily represent separation costs, as well as gains on the sales of facilities associated with Merck’s global restructuring program announced in November 2005. Restructuring costs in 2005 include $205.4 million related to the global restructuring program and $116.8 million associated with other restructuring programs.

(5)	Includes the equity income from Merck’s joint ventures and partnerships, including Merck/Schering-Plough of $1.2 billion and AstraZeneca LP of $783.7 million and all other joint ventures of $292.1 million in 2006. 50% of the sales from the Merck/Schering-Plough, Merial, Sanofi Pasteur MSD and Johnson & Johnson/Merck joint ventures and partnerships totaled $3.6 billion in 2006 and $2.8 billion in 2005. These sales are not reflected in Merck’s consolidated sales.

(6)	The effective tax rate was 28.7% and 37.1% for 2006 and 2005, respectively. Included in 2005 was a net tax charge of $667 million, primarily related to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA). This net tax charge resulted in an increase of 9.1 percentage points to the effective tax rate for 2005.